CPI AEROSTRUCTURES, INC.
91 Heartland Blvd.
Edgewood, New York 11717

March 5, 2014

Mr. Edward Fred

Re:           Independent Consulting Agreement

Dear Mr. Fred:

On the date hereof, you resigned as President and Chief Executive Officer and terminated your Employment Agreement with CPI Aerostructures, Inc. (the “Company’).  Concurrently with the execution of this independent consulting agreement (this “Consulting Agreement”), the Company and you are executing a Separation Agreement (the “Separation Agreement”) which provides for your continued employment with the Company until May 16, 2014 (your “Separation Date”) and the execution by you of a General Release of All Claims (the “General Release”). The Company desires to retain you (“Consultant”) to serve as an independent consultant to advise and assist the Company in connection with the Company’s business upon the terms and conditions set forth in this Consulting Agreement.

1. Retention. Consultant will be retained by the Company during the Term (as defined below) as an independent consultant, to provide advice and assistance to the Company in connection with the Company’s business, customers and operations and to cooperate with the Company with respect to matters relating to Consultant’s former employment by the Company (“Consulting Services”). Consultant shall render Consulting Services to the Company as reasonably requested by the Company’s Chairman of the Board and/or Chief Executive Officer, and will participate in meetings or conferences as may be reasonably requested by the same.  Consultant shall be available to render Consulting Services for up to thirty (30) hours per calendar month during regular business hours and such other times as shall be mutually agreed to by the Company and Consultant which amount will represent 20% or less of the average level of bona fide services provided during the preceding 3-years of service for the Company.

1.1 Subject to the terms and conditions of this Consulting Agreement and the Separation Agreement (including, without limitation, any restrictive covenants), during the Term, Consultant (a) will not be required to render services exclusively to the Company, and (b) will be free to accept other employment or to provide consulting or other personal services to third parties, Nothing in this Consulting Agreement requires Consultant to divulge the confidential information of any employer or third parties by whom Consultant is retained.

1.2 In rendering the Consulting Services to the Company hereunder, Consultant will cooperate with the Company and its management, utilize professional skill and diligence to provide the expertise required in connection with such services and at all times comply with the Company’s Code of Ethics, Insider Trading Policy and other corporate policies and procedures as in effect from time to time.  The Company shall not be required to furnish Consultant with any equipment or facilities.

2. Term. This Consulting Agreement shall become effective (the “Commencement Date”), on the business day following the expiration of the seven (7) day revocation period provided for in the General Release (the “Revocation Period”), subject to Consultant not having revoked the General Release prior to such date (“Revocation”), and shall terminate eighteen (18) months following such date (the “Term”), unless this Consulting Agreement shall be sooner terminated as provided for in Paragraph 7 below.

3. Compensation.  In addition to the Separation Benefits provided for in Paragraph 2 of the Separation Agreement, and in consideration of the performance of the Consulting Services, during the Term, the Company shall pay to Consultant at the rate of $20,000 per month (the “Consulting Compensation”), on the 15th day of each month (if such day is not a business day the next business day after such day).  The Consulting Compensation shall be the sole consideration payable by the Company for Consultant’s services hereunder.

4. Expenses/Disbursements. The Company will reimburse Consultant, in accordance with Company policy, for expenses and/or disbursements reasonably incurred by Consultant during the Term in connection with the performance of the Consulting Services requested to be performed by the Company, provided that such expenses and/or disbursements that exceed $100 shall have been authorized and approved in advance in writing by the Company.

5. Independent Contractor. Consultant is not and will not be deemed to be an employee of the Company by virtue of his retention hereunder or the performance of the Consulting Services, but will, for all purposes, be deemed an independent contractor. The Company will not deduct withholding or other payroll or related taxes from any payments to be made to the Consultant under this Consulting Agreement.  Consultant acknowledges that he will not be entitled to participate in any retirement or other employee benefit plans which may be available to the Company’s employees. Consultant acknowledges that the Consulting Compensation payable to Consultant under this Consulting Agreement has been established on the basis that he is an independent contractor and is responsible for the payment of all taxes. Contractor agrees to comply with all applicable federal, state and local laws and regulations relating to the performance of his services hereunder.

5.1 Except as otherwise specifically authorized by the Company, (i) Consultant will not he deemed to have been granted any right or authority to assume or create any obligation or responsibility on behalf or in the name of the Company, (ii) Consultant will make no representations, warranties or commitments purporting to be binding upon the Company, and (iii) Consultant will not execute any agreement on behalf of the Company nor hold himself out as having such authority.

5.2 Consultant’s sole entitlement pursuant to this Consulting Agreement shall be to receive payment of the Consulting Compensation, as and to the extent that the same is payable in accordance with the terms of this Consulting Agreement. The Company shall not be liable to Consultant for any damage, loss, cost or expense (whether general, special or consequential) suffered or incurred by Consultant for any reason, including without limitation, by reason of the lawful termination of this Consulting Agreement, for loss of anticipated profits or goodwill, damage to business reputation or any investments or expenditures made or incurred by Consultant in anticipation of the continuation of this Consulting Agreement.

6. Protection of Confidential Information; Non-Competition.

6.1 Consultant acknowledges that: (a) as a result of his prior employment and current engagement by the Company, Consultant has obtained and may obtain secret and confidential information concerning the business of the Company, including, without limitation, financial information, proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”); (b) the Company will suffer substantial damage which will be difficult to compute if, during the period of his engagement by the Company or thereafter, Consultant should enter a business competitive with the Company or divulge Confidential Information; and (c) the provisions of this Paragraph 6 are reasonable and necessary for the protection of the business of the Company.

6.2 Consultant agrees that he will not at any time, during the Term or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his engagement by the Company, except (i) as is required in the course of performing his Consulting Services hereunder, (ii) with the Company’s prior written consent, (iii) to the extent that any such information is in the public domain other than as a result of Consultant’s breach of any of his obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process.  If Consultant shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Consultant promptly, but in no event more than forty-eight (48) hours after learning of such subpoena, court order, or other government process, shall notify, confirmed by mail, the Company and, at the Company’s expense, Consultant shall  (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

6.3 Upon termination of his engagement under this Consulting Agreement, Consultant will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Consultant shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship with the Company.

6.4 During the Term and for a period of one (1) year thereafter, Consultant, without the prior written permission of the Company, shall not, anywhere in the world: (i) be employed by, or render any services to, (a) any person, firm or corporation engaged in any business (“Competitive Business”) which is directly in competition with any “material” business conducted by the Company at the expiration of the Term (as used herein “material” means a business which generated at least ten percent (10%) of the Company’s consolidated revenues for the last full fiscal year for which audited financial statements are available) or (b) any of the Company’s customers or other persons with whom the Company has a contractual relationship; (ii) engage in any Competitive Business for his or its own account; (iii) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Consultant was engaged by the Company; or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship.  Notwithstanding the foregoing, nothing in this Consulting Agreement shall preclude Consultant from investing his personal assets in any manner he chooses, provided, however, that Consultant may not, during the period referred to in this Paragraph 6.4, own more than four and nine-tenths percent (4.9%) of the equity securities of any Competitive Business.

6.5 If Consultant commits a breach, or threatens to commit a breach, of any of the provisions of Paragraphs 6.2 or 6.4, the Company shall have the right and remedy to seek to have the provisions of this Consulting Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Consultant that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  The rights and remedies enumerated in this Paragraph 6.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.  In connection with any legal action or proceeding arising out of or relating to this Consulting Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

6.6 If any provision of Paragraphs 6.2 or 6.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

6.7 The provisions of this Paragraph 6 shall survive the termination of this Consulting Agreement.

7. Termination.

7.1 The Company may terminate this Consulting Agreement and Consultant’s retention hereunder for “cause” upon written notice if Consultant materially breaches his material obligations hereunder, which breach, if curable, is not cured within thirty (30) days after receipt by Consultant of written notice thereof by the Company, or if Consultant shall engage in any conduct or commit any act in the performance of his duties hereunder which is unlawful, fraudulent or intentionally injurious and such conduct or act is detrimental to the interests of the Company.  Consultant may terminate this Consulting Agreement and his retention hereunder for any reason upon ten (10) day’s written notice to the Company.  If, prior to the scheduled expiration of the Term, this Consulting Agreement and Consultant’s retention hereunder is terminated by the Company for cause or if Consultant chooses to terminate this Consulting Agreement and his retention hereunder, then Consultant will be entitled to receive only the Consulting Compensation actually earned and payable to him through the date of termination.

7.2 If this Consulting Agreement and Consultant’s retention hereunder shall be terminated by the Company for any reason other than for cause, then Consultant shall be entitled to receive the Consulting Compensation when, as and to the extent that the same would otherwise have been earned and payable in accordance with the terms hereof.

8. Assignment. This Consulting Agreement shall be binding upon Consultant, his heirs and personal representatives, and upon the Company, its successors and assigns. The performance of Consultant’s personal services under this Consulting Agreement shall not otherwise be delegated, subcontracted or assigned and may be performed only by him.

9. Notices. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Consulting Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid, or by national overnight delivery prepaid service to the parties at their addresses set forth above. Either of the parties hereto may at any time and from time to time hereafter change the address to which notice shall be sent hereunder by notice to the other party given under this Paragraph 9. The date of the giving of any notice delivered in person or by overnight delivery shall be the date upon which that notice is delivered. The date of the giving of any notice sent by mail shall be the date upon which that notice is received (which may be evidenced by the return receipt.)

10. Governing Law.  This Consulting Agreement shall be governed and construed under the laws of the State of New York applicable to agreements to be performed entirely therein, without regard to any provision of the doctrine of conflict of laws.  Any suit, action or proceeding with respect to this agreement shall be brought exclusively in the courts of the State of New York or in the United States District Courts located in New York County, New York, and each of the parties irrevocably consents to the jurisdiction of each such court in respect of any such action, suit or proceeding.  The parties hereby waive trial by jury in any action or proceeding arising hereunder.

11. Entire Agreement. This Consulting Agreement constitutes the entire agreement between the parties as to Consultant’s retention by the Company and supersedes all prior understandings and agreements regarding such retention. The Company is not making, and in executing this agreement, Consultant has not relied upon, any representations, promises or inducements, except to the extent that the same are expressly set forth in this Consulting Agreement.

12. Partial Invalidity. If any clause, paragraph, section or part of this Consulting Agreement is held or declared to be void, invalid or illegal for any reason by any court of competent jurisdiction, such provision will be ineffective but will not in any way invalidate or affect any other clause, paragraph, section or part of this agreement.

13. Binding Effect. This document is not intended to constitute an agreement, commitment, or offer binding upon the Company until and unless executed and delivered on behalf of the Company, as provided below, and the expiration of the Revocation Period (without Revocation having occurred) and no representative of the Company has authority to make any commitment or to give any assurance to the contrary.

If the foregoing correctly sets forth our understanding and agreement, please sign where indicated below.

Very truly yours,

CPI AEROSTRUCTURES, INC.

By:/s/ Douglas McCrosson
Name:  Douglas McCrosson
Title:  Chief Operating Officer

AGREED TO AND ACCEPTED:

/s/ Edward J. Fred
EDWARD FRED

256037.1